As filed with the Securities and Exchange Commission on June 19, 2012

Registration Statement No. 333-40524

Registration Statement No. 333-65616

Registration Statement No. 333-101632

Registration Statement No. 333-108096

Registration Statement No. 333-117140

Registration Statement No. 333-158521

Registration Statement No. 333-176517

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-40524

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-65616

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-101632

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-108096

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-117140

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-158521

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176517

UNDER

THE SECURITIES ACT OF 1933

ARDEA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3200380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4939 Directors Place San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Ardea Biosciences, Inc. Amended and Restated 2004 Stock Incentive Plan

Ardea Biosciences, Inc. 2000 Employee Stock Purchase Plan

Ardea Biosciences, Inc. 2002 Non-Officer Equity Incentive Plan, as amended

Ardea Biosciences, Inc. 2000 Equity Incentive Plan, as amended

Ardea Biosciences, Inc. Amended and Restated 1995 Stock Option Plan

(Full titles of the plans)

Barry D. Quart, Pharm.D.

Chief Executive Officer

Ardea Biosciences, Inc.

4939 Directors Place

San Diego, CA 92121

(Name and address of agent for service)

(858) 652-6500

(Telephone number, including area code, of agent for service)

Copies to:

Catherine J. Dargan

Covington & Burling LLP

1201 Pennsylvania Avenue, NW

Washington, DC 20004

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Ardea Biosciences, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-40524, registering an aggregate of 8,954,886 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) under the Company’s (a) Amended and Restated 1995 Stock Option Plan, (b) 2000 Equity Incentive Plan (the “2000 Plan”) and (c) 2000 Employee Stock Purchase Plan (the “ESPP”), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2000;

2.	Registration Statement No. 333-65616, registering an aggregate of 1,683,910 shares of Common Stock under the 2000 Plan and the ESPP, as previously filed with the SEC on July 23, 2001;

3.	Registration Statement No. 333-101632, registering an aggregate of 2,275,000 shares of Common Stock under the Company’s 2002 Non-Officer Equity Incentive Plan (the “2002 Plan”) and Stock Option Agreements for Kathleen D. LaPorte and Ernest Mario, Ph.D., as previously filed with the SEC on December 4, 2002;

4.	Registration Statement No. 333-108096, registering an aggregate of 233,333 shares of Common Stock under the 2002 Plan, as amended, and the 2000 Plan, as amended, as previously filed with the SEC on August 20, 2003;

5.	Registration Statement No. 333-117140, registering 2,050,000 shares of Common Stock under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), as previously filed with the SEC on July 2, 2004;

6.	Registration Statement No. 333-158521, registering an aggregate of 3,567,662 shares of Common Stock under the 2004 Plan, as amended, and the ESPP, as revised, as previously filed with the SEC on April 9, 2009; and

7.	Registration Statement No. 333-176517, registering 2,093,594 shares of Common Stock under the 2004 Plan, as amended and restated, as previously filed with the SEC on August 26, 2011.

On June 19, 2012, pursuant to an Agreement and Plan of Merger, dated as of April 21, 2012 (the “Merger Agreement”), by and among the Company, Zeneca Inc., a Delaware corporation (“Zeneca”), and QAM Corp., a Delaware corporation and wholly owned subsidiary of Zeneca (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Zeneca (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 19th day of June, 2012.

ARDEA BIOSCIENCES, INC.

By:	/s/ Barry Quart
Barry Quart
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Barry Quart	President and Chief Executive
Barry Quart	Officer (Principal Executive Officer)	June 19, 2012

/s/ John Beck	Chief Financial Officer
John Beck	(Principal Financial Officer and Principal Accounting Officer)	June 19, 2012